Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-208201

April 4, 2016

TARGET CORPORATION

2.500% Notes due 2026

3.625% Notes due 2046

Issuer:	Target Corporation

Type of Offering:	SEC registered (No. 333-208201)

Trade Date:	April 4, 2016

Settlement Date (T+5):	April 11, 2016

Listing:	None

Long-term Debt Ratings:	Moody’s, A2; S&P, A; Fitch, A-

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

2026 Notes

Title of Securities:	2.500% Notes due 2026 (the “2026 Notes”)

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	April 15, 2026

Yield to Maturity:	2.501%

Benchmark Treasury:	UST 1.625% due February 15, 2026

Benchmark Treasury Price and Yield:	98-19; 1.781%

Spread to Benchmark Treasury:	0.720% (Plus 72 basis points)

Coupon (Interest Rate):	2.500% per annum

Price to Public (Issue Price):	99.991% of principal amount, plus accrued interest, if any, from the Settlement Date

Net Proceeds to Issuer:	$995,410,000 (before transaction expenses)

Interest Payment Dates:	Semi-annually on April 15 and October 15, beginning on October 15, 2016

Optional Redemption:

The 2026 Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such 2026 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such 2026 Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.150% (15 basis points), plus (B) accrued and unpaid interest to the redemption date

CUSIP/ISIN:	87612E BE5/US87612EBE59

2046 Notes

Title of Securities:	3.625% Notes due 2046 (the “2046 Notes”)

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	April 15, 2046

Yield to Maturity:	3.657%

Benchmark Treasury:	UST 3.000% due November 15, 2045

Benchmark Treasury Price and Yield:	108-02; 2.607%

Spread to Benchmark Treasury:	1.050% (Plus 105 basis points)

Coupon (Interest Rate):	3.625% per annum

Price to Public (Issue Price):	99.420% of principal amount, plus accrued interest, if any, from the Settlement Date

Net Proceeds to Issuer:	$985,450,000 (before transaction expenses)

Interest Payment Dates:	Semi-annually on April 15 and October 15, beginning on October 15, 2016

Optional Redemption:

The 2046 Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such 2046 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such 2046 Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.200% (20 basis points), plus (B) accrued and unpaid interest to the redemption date

CUSIP/ISIN:	87612E BF2/US87612EBF25

Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	U.S. Bancorp Investments, Inc., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC

Co-Managers:	BNY Mellon Capital Markets, LLC, Fifth Third Securities, Inc., Samuel A. Ramirez & Company, Inc., SMBC Nikko Securities America, Inc. and The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146 and by calling J.P. Morgan Securities LLC toll free at 1-866-803-9204.